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                                                                   EXHIBIT 10.48

        SUMMARY OF COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

      The following summarizes the current compensation and benefits received by the Company's non-employee directors. It is intended to be a summary of existing arrangements, and is in no way intended to provide any additional rights to any non-employee director.

Retainer Fees

      During 2005, non-employee directors receive a $30,000 annual retainer, except that the Presiding Director is entitled to a retainer of $60,000 per year. In addition, the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each receive a supplemental retainer of $6,000 per year, and the chairperson of the audit committee receives a supplemental retainer of $12,000 per year. Retainer fees are payable monthly.

      The chair of the special committee formed in February of 2005 for the purpose of evaluating, recommending and/or approving strategic transactions (the "Special Committee") is entitled to a one-time supplemental retainer of $20,000, and the other members are each entitled to a one-time supplemental retainer of $15,000.

Meeting Fees

      Per meeting fees for non-employee directors are as follows:

      - A $1,500 daily attendance fee for attendance at Board meetings and the annual meeting of shareholders;

      - A $1,000 daily attendance fee for attendance at meetings of committees of which they are a member, except that no attendance fee is payable with respect to the Special Committee.

Because of the increased annual retainer fee, the Presiding Director does not receive attendance fees for committee meetings.

Equity Compensation

      Under the terms of the Company's stock incentive plan, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards. In addition to cash compensation, the Board may grant nonqualified options to the nonemployee directors from time to time. On March 4, 2005, options to purchase 10,000 shares of the Company's common stock were granted to seven non-employee directors, subject to the terms of the Company's standard form of non-employee director option agreement, a copy of which is filed as an exhibit to this Form 10-K.

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Consulting Arrangements

      Director Jonathan Golden, through his professional corporation, Jonathan Golden, P.C., a wholly owned professional corporation, is a partner in the Atlanta, Georgia law firm of Arnall Golden Gregory LLP, which provides legal services to the Company. Mr. Golden's professional corporation provides the Company financial advisory and management consulting services as well. The Company currently pays Mr. Golden's wholly owned professional corporation a consulting fee of $6,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice.

Reimbursement of Expenses

      All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.